EXHIBIT 10.41

AMBAC EXECUTIVE INCENTIVE PLAN

1. Purposes

The purposes of the Ambac Executive Incentive Plan (the “Plan”) are to enable Ambac Financial Group, Inc. (the “Company”) to attract, retain, motivate and reward executives and key employees of the highest caliber and quality by providing them with the opportunity to earn incentive compensation directly linked to the Company’s performance.

2. Definitions

For purposes of the Plan, the following terms shall be defined as follows:

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations (including any proposed regulations) thereunder.

“Committee” means the Compensation and Organization Committee of the Board, any successor committee thereto or any other committee appointed by the Board to administer the Plan. The Committee shall consist of at least two individuals, each of whom shall be qualified as an “outside director” (or shall satisfy any successor standard thereto) for purposes of Section 162(m), and shall serve at the pleasure of the Board; provided, however, that an inadvertent failure of any member of the Committee to be so qualified shall not invalidate any action or determination made by the Committee.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Covered Employee” means a Participant who has been designated by the Committee as a Participant whose compensation for the relevant fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

“Disability” means eligibility for disability benefits under the terms of the Company’s long-term disability plan in effect at the time the Participant becomes disabled.

“Equity Plan” means the AMBAC 1997 Equity Incentive Plan and any successor or similar plan of the Company.

“Fair Market Value” means, with respect to a share of Common Stock, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a share of Common Stock shall equal the average of the highest and the lowest quoted selling price of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, or such other national securities exchange as may be designated by the Committee, or, in the event that the Common Stock is not listed for trading on a national securities exchange but is quoted on an automated system, on such automated system, in any such case on the valuation date (or, if there were no sales on the valuation date, the average of the highest and the lowest quoted selling prices as reported on said composite tape or automated system for the most recent day during which a sale occurred).

“Participant” means each executive officer, senior officer or key employee of the Company or a Subsidiary whom the Committee designates as a participant under the Plan.

“Performance Period” means each fiscal year of the Company or such other period as may be designated by the Committee.

“Performance Targets” means the targets related to the performance goals designated in Section 4(d), which Performance Targets will be established by the Committee for a Performance Period.

“Section 162(m)” means Section 162(m) of the Code.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

3. Administration

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee which shall have full power and authority, subject to the express provisions hereof:

(i) to select Participants from executive officers, senior officers and key employees of the Company;

(ii) to establish the Performance Targets for achievement during a Performance Period and to determine whether such Performance Targets have been achieved;

(iii) to determine the cash amount and/or number of shares of Common Stock payable in connection with an award;

(iv) to prescribe, amend and rescind rules and procedures relating to the Plan;

(v) to vary the terms of awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions;

(vi) subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

(vii) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

(viii) to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

(b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d) Liability of Committee. No member of the Committee shall be liable for any action nor determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the

Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

4. Awards

(a) Performance Targets. The Committee shall determine in its sole discretion whether any executive officer, senior officer or other employee of the Company shall have the opportunity to earn incentive compensation under this Plan during any Performance Period. If the Committee decides to offer such opportunity to one or more executive officers, senior officers or other employees of the Company, then no later than 90 days after the beginning of a Performance Period (or such other time as may be required or permitted by Section 162(m)), the Committee shall (i) designate each Participant for the Performance Period, (ii) select from the performance goals set forth in Section 4(d) below the performance goal or goals to be applicable to the Performance Period, (iii) establish specific Performance Targets related to such performance goals and the incentive amounts which may be earned for the Performance Period by each Participant and (iv) specify the relationship between Performance Targets and the incentive amount to be earned by each Participant for the Performance Period. The Committee may specify that the incentive amount for a Performance Period will be earned if the applicable Performance Target is achieved for one performance goal or for any one of a number of performance goals. The Committee may also provide that the incentive amount for a Performance Period will be earned only if a Performance Target is achieved for more than one performance goal, or that the incentive amount to be earned for a given Performance Period will vary based upon different levels of achievement of the applicable Performance Targets.

(b) Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Targets have been achieved for such Performance Period and the incentive amounts, if any, payable to Participants for such Performance Period. In determining the incentive amount earned by a Participant for a given Performance Period, the Committee shall have the right to reduce (but not to increase) the incentive amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(c) Payment of Awards; Maximum Limitation. Anything in this Plan to the contrary notwithstanding, the maximum aggregate incentive amount that may be earned under the Plan by a Participant for all Performance Periods beginning in any given fiscal year of the Company shall be $5,000,000.

(d) Performance Goals. For purposes of this Plan, the performance goals from which the Committee shall establish Performance Targets applicable to specific Performance Periods shall be limited to the following:

(i)	return on equity;

(ii)	core earnings/operating earnings growth;

(iii)	total return to stockholders;

(iv)	expense management;

(v)	risk management

(vi)	market share;

(vii)	industry leadership/image building;

(viii)	new products/initiatives;

(ix)	organizational development/corporate culture;

each of which may be established (x) on a corporate-wide basis or with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures, or, where applicable, (y) on a relative or an absolute basis or (z) on a per share or an aggregate basis.

(e) Adjustments. The Committee may determine that certain adjustments shall apply to the Performance Targets to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following with respect to the relevant Performance Period;

(i)	the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period;

(ii)	the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence, excluding gains or losses on the early extinguishment of debt;

(iii)	the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business, in whole or in part, or the sale of investments or non-core assets;

(iv)	the gain or loss from all or certain claims, litigation and/or regulatory proceedings and all or certain insurance recoveries relating to claims or litigation;

(v)	the impact of impairment of tangible or intangible assets;

(vi)	the impact of restructuring or business recharacterization activities, including but not limited to reductions in force, that are reported publicly by the Company; and

(vii)	the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year.

5. Termination of Employment

If a Participant’s employment with the Company or a Subsidiary terminates during a Performance Period by reason of death, Disability or retirement or with the approval of the Committee, the Participant shall receive a pro rata payment based upon the number of full months during which the Participant was employed during the Performance Period and the degree to which the Performance Targets are determined by the Committee to have been achieved prior to the Participant’s termination. If a Participant’s employment with the Company or a Subsidiary terminates during a Performance Period for any reason other than death, Disability or retirement or other than with the approval of the Committee, the Participant’s participation in the Plan shall terminate forthwith and he or she shall not be entitled to an award for such Performance Period.

6. Payment of Awards

Payment of awards determined under Section 4 shall be made to each Participant as soon as practicable after the Committee determines that the applicable Performance Targets have been achieved. The Committee in its sole discretion shall determine whether awards shall be payable in cash, in the form of stock awards or restricted stock units issued pursuant to an Equity Plan or from treasury, or in any combination thereof. If the Committee determines that an award shall be paid in the form of stock awards or restricted stock units issued under an Equity Plan or from treasury, then for purposes of determining the number of shares of Common Stock subject to an award the Committee may value such shares at a discount to Fair Market Value to reflect any restrictions, conditions and limitations set forth in the relevant Equity Plan or the applicable award agreement or certificate or otherwise applicable to the shares, provided, that such discount shall not exceed 50% of the Fair Market Value as of the relevant date of determination.

7. Effective Date; Term

The Plan shall become effective upon its adoption by the Board subject to its approval by the stockholders of the Company. Prior to such stockholder approval, the Committee may grant awards conditioned on stockholder approval. If such stockholder approval is not obtained at or before the first annual meeting of stockholders to occur after the adoption of the Plan by the Board (including any adjournment or adjournments thereof), the Plan and any awards made hereunder shall terminate ab initio and be of no further force and effect. Unless earlier terminated in accordance with Section 8 below, no award shall be made under the Plan with respect to Performance Periods beginning after January 1, 2010.

8. Amendment and Termination

Notwithstanding Section 7, the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

9. Miscellaneous

(a) Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. In the case of an award that is payable in shares of Common Stock, the Company may permit the Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares of Common Stock that would otherwise be received by such individual, pursuant to such rules as the Committee may establish from time to time.

(b) No Rights to Awards or Employment. No Participant shall have any claim or right to receive awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause.

(c) Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs, including without limitation any Equity Plan or bonus plan or program.

(d) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(e) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payment in cash or Common Stock with respect to awards hereunder.

(f) Non-Transferability. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant’s interest under the Plan.

(g) Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If a Participant does not designate a beneficiary, or the designated beneficiary or beneficiaries predeceases the Participant, any payments which may be made following the Participant’s death shall be made to the Participant’s estate.

(h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(j) Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.